EXHIBIT (4)(h)

                         ANNUITY INVESTORS[SERVICEMARK]
                             LIFE INSURANCE COMPANY

             QUALIFIED PENSION, PROFIT SHARING, AND ANNUITY PLAN
                                   ENDORSEMENT

The annuity contract is changed as set out below to add provisions for a qualified pension, profit sharing, or annuity plan. This endorsement and the annuity contract to which it is attached are not valid without additional endorsement(s) defining the Plan and Plan Administrator.

   APPLICABLE TAX LAW RESTRICTIONS. This annuity contract is intended to receive contributions pursuant to a pension, profit sharing, or annuity plan qualified under Internal Revenue Code ("IRC") Section 401(a) or 403(a). It is restricted as required by federal tax law. We may change the terms of this annuity contract or administer this annuity contract at any time as needed to comply with that law. Any such change may be applied retroactively.

   ANNUITANT. "Annuitant" means the designated person covered under the Plan for whose benefit this annuity contract was purchased. If the owner of this annuity contract is the Employer or Plan trustee, then any reference in this annuity contract to the owner's life, age, death, or spouse shall be treated as a reference to the Annuitant's life, age, death, or spouse.

   EXCLUSIVE BENEFIT. This annuity contract is for the exclusive benefit of the Annuitant and his or her beneficiaries. No amounts held under this annuity contract may be used for or diverted to any purpose other than the provision of Plan benefits except as permitted by the Plan after the complete satisfaction of all liabilities to persons covered by the Plan and their beneficiaries. Until distributed, the Plan retains all legal ownership rights and control over the Annuitant's interest in the annuity contract except as provided by the Plan Administrator.

   NO ASSIGNMENT OR TRANSFER. No interest in this annuity contract may be assigned, sold, or transferred. No interest in this annuity contract may be pledged to secure a loan or the performance of an obligation, or for any other purpose. The only exceptions to these rules are:

      1) if this annuity contract is owned by the Employer or Plan trustee, it may be transferred to a successor Employer or Plan trustee or to the Annuitant or another person entitled to Plan benefits through the Annuitant;

      2) this annuity contract may secure a loan to the Annuitant made under any loan provisions of this annuity contract;

      3) the Annuitant's interest in this annuity contract may be transferred under a Qualified Domestic Relations Order as defined in IRC Section 414(p); and

      4) payments may be made based on joint lives or joint life expectancies of the Annuitant and another person, but such other person shall have no present rights under this annuity contract during the lifetime of the Annuitant.

   Except as elected under the DIRECT ROLLOVER provision, any distributions under this annuity contract shall be paid to the owner or to the Annuitant or other person entitled to Plan benefits through the Annuitant, as may be directed by the owner of the annuity contract.


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   LIMITS  ON  CONTRIBUTIONS.  Contributions  to  this  annuity  contract  which represent contributions to the Plan must not exceed the limits set forth in IRC Section 415. Contributions to this annuity contract which represent elective deferrals cannot exceed the limits of IRC Section 402(g). Additional limits may apply under the terms of the Plan. The Plan Administrator shall ensure compliance with these IRC limits and any Plan limits.

   DISTRIBUTION RESTRICTIONS ON 401(K) EMPLOYEE ELECTIVE CONTRIBUTIONS. Any amounts under this annuity contract which represent employee elective contributions made pursuant to salary reduction agreement(s) under IRC
   Section 401(k) and any income earned on such amounts, cannot be distributed any earlier than allowed under IRC Section 401(k)(2)(B). Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this IRC section and the Plan.

   DISTRIBUTION RESTRICTIONS ON PENSION CONTRIBUTIONS. Any amounts under this annuity contract which represent contributions to a money purchase pension plan or a defined benefit pension plan, and any income earned on such amounts, cannot be distributed any earlier than allowed under Section 1.401-1(b)(1)(i) of the Income Tax Regulations. Additional limits may apply under the terms of the Plan. The Plan Administrator shall determine when a distribution is allowed under this regulation and the Plan.

   DIRECT ROLLOVERS. To the extent required under IRC Section 401(a)(31), the Annuitant or his or her surviving spouse may elect to have any portion of an eligible rollover distribution (as defined in IRC Section 402(c)(4)) paid directly to an Individual Retirement Annuity or Individual Retirement Account (as defined in IRC Section 408) or, if allowed, to another qualified pension, profit sharing, or annuity plan (as defined in IRC Section 401(a) or 403(a)), specified by the Annuitant or surviving spouse and which accepts such distribution. Any direct rollover election must be made on our form, and must be received at our office before the date of payment.

   DATE BENEFITS TO BEGIN. Unless the Annuitant elects to delay the payment of his or her benefits, a distribution of the Annuitant's interest in this annuity contract shall begin no later than 60 days after the end of the Plan year in which the last of the following occurs:

      1) the Annuitant has reached the earlier of age 65 or the normal retirement age stated in the Plan;

      2)   the 10th anniversary of the date the Annuitant joined the Plan; or

      3)   the Annuitant's separation from service with the employer.

   The Plan Administrator shall make any determination required under this provision.

   In no event can the payment of benefits be delayed beyond the Required Beginning Date stated in the REQUIRED MINIMUM DISTRIBUTIONS DURING LIFE provision, below.


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   REQUIRED MINIMUM  DISTRIBUTIONS  DURING LIFE. The Required Beginning Date for
   distributions under this annuity contract is April 1 following the later of the calendar year in which the Annuitant reaches age 70-1/2 or the calendar year in which the Annuitant separates from service with the Employer. For any 5% owner of the Employer, the Required Beginning Date is April 1 following the calendar year in which the Annuitant reaches age 70-1/2. No later than the Required Beginning Date:

      1) the entire amount payable under this annuity contract must be paid in full; or

      2) distributions from this annuity contract must begin in the form of periodic payments made at least annually (i) for the Annuitant's life or as joint and survivor payments for the lives of the Annuitant and one other individual, or (ii) over a period certain not to exceed the Annuitant's life expectancy or the joint and last survivor life expectancy of the Annuitant and one other individual entitled to receive any amount payable after the Annuitant's death, with payments which do not increase or increase only as provided in Q&A F-3 of
           Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

   All distributions made hereunder shall be made in accordance with the requirements of IRC Section 401(a)(9), including the incidental death benefit requirement of IRC Section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirements of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

   Life expectancies are computed using the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. The life expectancies of the Annuitant and his or her spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the Required Beginning Date. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of the individual in the calendar year in which the Annuitant reaches age 70-1/2 or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year such life expectancy was first determined.

   REQUIRED MINIMUM DISTRIBUTIONS AFTER DEATH. If the Annuitant dies after the Required Beginning Date or after payments begin irrevocably (subject to acceleration), any amount remaining payable under this annuity contract must continue to be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death.

   If the Annuitant dies before the Required Beginning Date and before payments begin irrevocably, then any amount remaining payable under this annuity contract must be paid either:

      1) in full by December 31 of the fifth calendar year after the Annuitant's death; or

      2) over the life or over a period certain not greater than the life expectancy of the individual entitled to payments after the Annuitant's death with payments beginning by December 31 of the first calendar year after the Annuitant's death.

   However, if the Annuitant's spouse is the individual entitled to receive the entire amount remaining payable under this annuity contract, then the starting date for payments under clause 2) above may be delayed to a date not later than December 31 of the calendar year in which the Annuitant would have reached age 70-1/2. If the Annuitant's surviving spouse dies before payments begin under this provision, then this provision shall apply upon the death of the Annuitant's spouse as if the spouse were the Annuitant under this annuity contract.

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   Life expectancy is computed using the expected  return  multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For distributions beginning after the Annuitant's death, the life expectancy of his or her surviving spouse shall be recalculated annually unless periodic payments for a fixed period begin irrevocably (subject to acceleration) by the date payments are required to begin. The life expectancy of any other individual may not be recalculated. Any life expectancy which is not being recalculated shall be determined using the attained age of such individual in the calendar year in which payments are required to begin or in any earlier year in which payments begin irrevocably, and any payment calculations for subsequent years shall be based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first determined.

This is part of the annuity contract. It is not a separate contract. It changes the annuity contract only as and to the extent stated. In all cases of conflict with the other terms of the annuity contract, the provisions of this Endorsement shall control.

      Signed for us at our office as of the date of issue.


                  /s/ Betty Kasprowicz            /s/ James M. Mortensen

                  ASSISTANT SECRETARY             EXECUTIVE VICE PRESIDENT

























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